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                                                                 EXHIBIT (d)(5)

                             DELTA AIR LINES, INC.

                                   AMENDMENT
                                       TO
                            PILOTS STOCK OPTION PLAN

         THIS AMENDMENT ("Amendment") to the Delta Air Lines, Inc. Pilots Stock Option Plan, as amended, (the "Plan") amends the Plan effective as of such time as this Amendment is both approved by the shareowners of the Company and agreed to by the Association. Capitalized terms not otherwise defined herein will have the meaning ascribed to such terms in the Plan.

         1. Section 2.17 of the Plan is amended and restated to read in its entirety as follows:

                  "2.17 "Stock" means the Common Stock, $1.50 par value, of the Company."

         2. Section 4.1 of the Plan is amended and restated to read in its entirety as follows:

                  "4.1    Stock Reserved. The total number of shares of Stock
         reserved and available for distribution under the Plan shall be 20,000,000, which number reflects the two-for-one split of the Common Stock of the Company effective in 1998. Stock issued under the Plan may be either authorized and unissued shares or treasury shares. Notwithstanding the foregoing, such number of shares of Stock as are subject to Stock Options that are cancelled pursuant to the Stock Option Exchange Program (as defined in Article 9 hereof) and as are necessary to grant Replacement Options (as defined in Article 9 hereof) in exchange for such cancelled Stock Options will again be available for distribution pursuant to such Replacement Options and, otherwise, shares of Stock subject to such cancelled Stock Options will not be available for distribution under the Plan."

         3. The Plan is amended to add the following Article 9, which reads in its entirety as follows:

                   "ARTICLE 9. STOCK OPTION EXCHANGE PROGRAM

                  9.1 In General. At such time as the Committee determines advisable, the Company will be permitted (but not required) to offer each Eligible Participant (as defined below) who holds Eligible Options (as defined below) a one-time opportunity to elect to surrender all of such Eligible Participant's Eligible Options for cancellation ("Surrendered Options") in exchange for the grant of replacement options to purchase shares of Stock to be granted under the Plan ("Replacement Options") on a date to be determined by the Committee that is no less than six months and one day following the cancellation of such Surrendered Options (such exchange, the "Stock Option Exchange Program"). The Stock Option Exchange


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         Program and the Replacement Options shall have the terms and conditions set forth or provided for in this Article 9. Except to the extent otherwise determined by the Committee, the Stock Option Exchange Program will be structured so that the Company avoids incurring financial accounting charges as a result thereof.

                  To participate in the Stock Option Exchange Program and receive any grant of Replacement Options, an Eligible Participant must be an Eligible Participant on each of the following dates: (i) the date the Stock Option Exchange Program commences, (ii) the date the period during which Surrendered Options may be surrendered for cancellation pursuant to the Stock Option Exchange Program expires and
         (iii) the date of grant of the Replacement Options.

                  9.2 Eligible Participants. For purposes of the Stock Option Exchange Program, the term "Eligible Participant" shall mean an employee of the Company whose name appears on the Delta Air Lines Pilots' System Seniority List and who is not on (i) Retirement, (ii) Furlough, (iii) long-term Disability or (iv) Leave of Absence other than Leave of Absence due to military service or due to any other reason as determined by the Committee.

                  9.3 Eligible Options. For purposes of the Stock Option Exchange Program, the term "Eligible Option" shall mean an outstanding Stock Option granted under the Plan.

                  9.4 Exchange Ratio. In exchange for three shares of Stock subject to Surrendered Options, a Replacement Option to purchase one share of Stock will be granted, subject to any adjustments for transactions or events specified in Section 4.2 of the Plan. Notwithstanding the foregoing, if the number of shares subject to a Replacement Option determined by application of the foregoing exchange ratio is a fractional number, such fractional number will be rounded up to the nearest whole number for the purposes of determining the number of such shares. In determining the number of Replacement Options to be granted in exchange for Surrendered Options, the foregoing exchange ratio shall be applied separately to Surrendered Options having the same grant date and the resulting number of Replacement Options shall then be rounded in accordance with the foregoing.

                  9.5 Terms of Replacement Options. Notwithstanding any other provision of the Plan, Replacement Options shall have the terms set forth in this Section 9.5 and such other terms and conditions as may be determined by the Committee in accordance with the provisions hereof.

                  9.5.1. Exercise Price. The price at which a share of Stock covered by a Replacement Option may be purchased shall be the closing price of the Stock on the New York Stock Exchange on the date of grant, if the date is a trading day, and, if not, on the previous trading day.


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                  9.5.2.    Option Exercise Period and Term. Each Replacement
         Option will become exercisable on the first anniversary of its date of grant and immediately exercisable, vested and nonforfeitable upon a change in control of the Company. For the purpose of the foregoing, a "change in control of the Company" shall have such meaning as may be determined by the Committee in accordance with the provisions hereof. Subject to Article 7 of the Plan, each Replacement Option, once exercisable, will be exercisable for the remaining term of the Surrendered Options in exchange for which it is granted and for an additional period of time beyond such remaining term equal to the period of time from the date of cancellation of such Surrendered Options through and including the date of grant of such Replacement Option. Following such period for which a Replacement Option is exercisable, such Replacement Option shall expire and no shares of Stock may be purchased thereunder.

                  9.5.3. Non-Qualified Options. All Replacement Options shall be deemed "non-qualified" for purposes of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

                  9.6 Administration. In addition to the authority of the Committee set forth in Section 3.2 of the Plan, which authority the Committee shall have with respect to the Stock Option Exchange Program and the Replacement Options, the Committee shall have full discretionary authority to establish conditions for the commencement, continuation and/or consummation of the Stock Option Exchange Program, to determine the extent to which the Stock Option Exchange Program will result in the Company incurring financial accounting charges and to adopt such further terms and conditions relating to the Stock Option Exchange Program that are consistent with the provisions set forth in this Article 9. Without limiting the generality of Section
         3.2 or of the foregoing, the Committee will have total and exclusive responsibility to control, operate, manage and administer the Stock Option Exchange Program in accordance with its terms and conditions and all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Stock Option Exchange Program."

         4. All references in the Plan and this Amendment to the "Plan" shall be deemed to be references to the Plan as amended hereby. Unless the context requires otherwise, references in Sections 3.2, 4.2, 6.2, 6.5, 6.6, 6.7, 7.1, 7.2, 7.3, 8.4, 8.6 of the Plan to "Stock Options," "Participants" and "Option Price" shall, in addition, be deemed to be references to "Replacement Options," "Eligible Participants" and "the price at which a share of Stock covered by a Replacement Option may be purchased" (as described in Section
9.5.1 hereof), respectively.

         5. This Amendment does not supersede the terms and conditions of the Plan, except to the extent expressly described herein and the Plan, as amended hereby, shall remain in full force and effect as so amended.


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         IN WITNESS WHEREOF, this Amendment is executed as of April 14, 2003.

FOR DELTA AIR LINES, INC.                                      FOR THE AIR LINE PILOTS
                                                               ASSOCIATION, INTERNATIONAL



By: /s/  Terry M. Erskine                                      By:/s/ Captain Duane E. Woerth
   -----------------------------------------                      ---------------------------------
Terry M. Erskine                                               Captain Duane E. Woerth
Vice-President-Labor Relations                                 President



                                                               By: /s/ Captain William C. Buergey
                                                                  ------------------------------------
                                                               Captain William C. Buergey
                                                               Chairman, Delta MEC


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